UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2013

Morgans Hotel Group Co.

(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On June 17, 2013, Morgans Hotel Group Co. (the “Company”) received a Notice of Change of Control from Andrew Sasson pursuant to the Promissory Note, dated November 30, 2011, issued by TLG Acquisition, LLC, a subsidiary of the Company, to Andrew Sasson and a Notice of Change of Control from Andy Masi pursuant to the Promissory Note, dated November 30, 2011, issued by TLG Acquisition, LLC to Andy Masi (together, the “Notices”). The Promissory Notes are guaranteed by the Company. The Notices claim that a total of $18.5 million of outstanding principal balances under the Promissory Notes, plus any accrued and unpaid interest, are due and payable to Mr. Sasson and Mr. Masi, respectively, as the result of a “Change of Control” of the Company in connection with the election of directors at the Company’s 2013 annual meeting. The Company believes that a Change of Control, within the meaning of the Promissory Notes, has not occurred and that no prepayments are required under the Promissory Notes. Under the Company’s revolving credit facility, a mandatory prepayment under the Promissory Notes could constitute an event of default. The Company intends to vigorously contest these matters if Mr. Sasson and Mr. Masi do not withdraw these notices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: June 21, 2013	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer